As Filed with the Securities and Exchange Commission on June 5, 2002
                                                      Registration No. 333-85956

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------

                               Amendment No. 1 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ALPHA TECHNOLOGIES GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                                 76-0079338
---------------------------------       ----------------------------------------
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)
                                                 Robert W. Forman, Esq.
11990 San Vicente Boulevard              c/o Shapiro Forman Allen & Miller LLP
   Los Angeles, CA 90049                           380 Madison Avenue
       (310) 566-4005                              New York, NY 10017
       --------------                                (212) 972-4900
(Address, including zip code, and                    --------------
telephone number, including area          (Name, address, including zip code,
code, of registrant's principal           and telephone number, including area
executive office)                         code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8 (a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED JUNE 5, 2002

PROSPECTUS                                                       110,000 SHARES


                         ALPHA TECHNOLOGIES GROUP, INC.

                                  COMMON STOCK

         This prospectus relates to the sale by Union Bank of California, NA, U.S. Bank National Associates, Manufacturers Bank, IBM Credit Corporation, and California Bank & Trust ("Selling Stockholders") of 110,000 shares of Common Stock, par value $.03 per share, of Alpha Technologies Group, Inc. ("Alpha") acquired by such Selling Stockholders upon exercise of Warrants dated January 28, 2002 and March 4, 2002. See page 9 for further information with respect to such Selling Stockholders. Alpha will receive no portion of the proceeds of any such sales of Common Stock.

         Our common stock is quoted on the Nasdaq National Market System under the trading symbol ATGI. On ___________, 2002, the closing price of a share of our common stock on Nasdaq was $______.

         The shares of Common Stock covered by this Prospectus may be offered for sale from time to time on the Nasdaq National Market or otherwise by the Selling Stockholders at prices then obtainable.

         It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders on the sale of the shares of Common Stock offered hereby. Alpha will pay the other expenses of the offer of the shares of Common Stock by the Selling Stockholders as described in this Prospectus.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALPHA OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALPHA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

The date of this  Prospectus  is  _____________, 2002.

                                TABLE OF CONTENTS


                                                                  Page

Available Information                                                3

Our Company                                                          4

Forward Looking Statements                                           5

Risk Factors                                                         6

No Proceeds from Offering to Alpha                                  10

Selling Stockholders and Plan of Distribution                       10

Description of Capital Stock                                        11

Legal Matters                                                       12

Experts                                                             12

Indemnification of Directors and Officers --
Disclosure of Commission Position on Indemnification                13

                         AVAILABLE INFORMATION ON ALPHA

         We filed a registration statement on Form S-3 to register with the Securities and Exchange Commission ("SEC") the shares of our common stock offered hereby. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

         We incorporate by reference the documents listed below and, until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-K for the year ended October 28, 2001; and

         2. Quarterly Report on Form 10-Q for the three months ended January 27, 2002.

         You may request free copies of these filings by writing or telephoning us at the following address:

                             Chief Financial Officer
                         Alpha Technologies Group, Inc.
                                33 Bridge Street
                                Pelham, NH 03076
                                  603-635-5160

                                   Our Company

         Through our subsidiaries, we are engaged in the design, manufacture, fabrication and sale of thermal management products and aluminum extrusions. Based on our management's knowledge of the industry in which we compete and available information regarding other publicly traded companies in the heat sink business, we believe that we are one of the leading manufacturers of thermal management products in the United States. Thermal management products, principally heat sinks, are devices made out of fabricated aluminum extrusions that have high surface area to volume ratios and are engineered to dissipate unwanted heat generated by electronic components. As systems become increasingly more powerful and packaging becomes smaller, the need to dissipate heat becomes more important to the reliability and functioning of electronic systems. Our thermal management products serve the automotive, telecommunication, industrial controls, transportation, power supply, factory automation, consumer electronics, aerospace, defense, microprocessor, and computer industries.

         We extrude aluminum for our use in the production of thermal management products and sell aluminum extrusions to various industries including the construction, sporting goods and other leisure activity markets. Extruded aluminum is the primary raw material in the production of thermal management products.

         We conduct our thermal management business through several wholly owned subsidiaries: Wakefield Thermal Solutions, Inc. ("Wakefield"), which includes the Wakefield- Pelham (Pelham, NH), Wakefield-Fall River (Fall River, MA) and Wakefield-Temecula (Temecula, CA) divisions, Specialty Extrusion Corp. ("Specialty") and Lockhart Industries, Inc. ("Lockhart").

         We were incorporated as Synercom Technology, Inc., in Texas in 1969. We changed the state of incorporation to Delaware in 1983 and in 1995, changed our corporate name to Alpha Technologies Group, Inc. Our principal executive offices are located at 11990 San Vicente Boulevard, Suite 350, Los Angeles, California 90049, (310) 566-4005.

                  Recent Results of Operations and Developments

         Set forth below is a summary of our sales and net income from continuing operations for the past three fiscal years and for our first fiscal quarter ended January 27, 2002.

                                                                                            Fiscal
                                         Year Ended                                     Quarter Ended
                                         ----------                                     -------------
                                       (in thousands)                                   (in thousands)


                        October 31, 1999         October 29, 2000        October 28, 2001      January 27, 2002
                        ----------------         ----------------        ----------------      ----------------
Net Revenues                 $48,429                 $61,547                 $67,914                $12,587
Net Income                     4,154                  15,392                     305                   (314)

Results for the year ended October 28, 2001, include the results of National Northeast Corporation ("NNE") from its date of acquisition on January 10, 2001. NNE, a manufacturer of aluminum extrusions and heat sinks, has been incorporated into our other heat sink operations and has been included in our financial statements since its acquisition.

         The foregoing table does not include the operations of either Uni-Star Industries, Inc. ("Uni-Star") or Malco Technologies, Inc. ("Malco") which were sold in July 2000 and November 2002, respectively. Uni-Star was in the connector business and Malco manufactured custom design subsystems.

         On January 9, 2001, we entered into a Credit Agreement (the "Credit Agreement") with Union Bank of California, N.A. ("Union Bank") as sole lead arranger and administrative agent and several banks and other financial institutions named in the Credit Agreement.

         On January 28, 2002 and March 12, 2002, amendments were made to the Agreement which revised future financial covenants to levels that management believes the Company will be able to achieve. In addition, the revolving loan facility was reduced from $15 million to $5 million, the expiration date for the revolving loan commitment was accelerated from January 9, 2006 to June 30, 2003 and changes were made to the remaining amortization schedule of the loan term. The new amortization schedule consists of three quarterly payments of $750,000 during the calendar year 2002 plus a single payment of $5,000,000 by June 28, 2002, and quarterly payments of $1,200,000, $1,500,000 and $1,800,000 during
2003, 2004 and 2005 respectively. A final payment of $3,650,000 is payable in the first quarter of 2006.

                           Forward Looking Statements

         This prospectus contains forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements include statements regarding our intent, belief or current expectations. You are cautioned that any forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. In addition to those factors discussed under "Risk Factors," other factors that could cause actual results to differ materially from those indicated by the forward-looking statements are:

     -    the impact of general economic conditions;
     -    industry conditions, including competition; and
     -    capital expenditure requirements;

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. The forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus and the documents incorporated by reference herein which could cause actual results to differ.

                                  Risk Factors

         Prospective investors should carefully consider the following risk factors in addition to other information set forth in this Prospectus before making a decision to purchase any of the securities offered hereby.

Alpha has Experienced Declines in Revenues in Operating Results

         As set forth under the heading Recent Operating Results, Alpha's sales and earnings have declined significantly as a result of a severe downturn in the markets our products serve, principally telecommunications, personal computers and networking equipment. For the quarter ended January 27, 2002, sales declined by $3,574,000 (22%) compared to the quarter ended January 28, 2001, even though this year's quarter reflected a full quarter of sales from NNE and last year's quarter included NNE for only 20 days. Similarly, sales for fiscal 2001 increased by only $6,367,000 (10.3%) over fiscal 2000 sales even though NNE's operations were included for eight months in 2001 and not at all in fiscal 2000. As a result of reduced demand for our products, we have made substantial reductions in operating expenses, particularly in the number of employees. As of October 29, 2000, we had 449 full time employees in the thermal management business. At the end of January 2001, after acquiring NNE, we had 624 full time employees. By October 28, 2001, we had 423 full time employees, and as of April 30, 2002, we had 391 full time employees.

Alpha is Required to Make a $5 Million Loan Payment on or before June 28, 2002

         Under our Second Amended Loan Agreement, Alpha is required to make a principal payment to our lenders of $5,000,000 on or before June 28, 2002. We are currently anticipating entering into a sale and leaseback transaction to generate funds sufficient to make such payment. Alpha is currently investigating alternative proposals. However, there can be no assurance that we will be able to secure such a sale and leaseback transaction. In the event the payment is not made by June 28, 2002, the Lenders could declare the Loan Agreement to be in default and could demand that all amounts due and outstanding under the Loan Agreements become immediately due and payable. If we do not make the required payment by June 28, 2002, we intend to ask the Lenders to extend the payment date. Based on our experience, we will, in all likelihood, be required to pay a fee to the Lenders in exchange for an extension. At current borrowing levels and rates of interest, our annual interest expenses are approximately $2.1 million. Each 1% increase in interest rates would increase annual interest expenses by $167,000. In addition to the $5,000,000 principal payments, $750,000 is due on the Term Loan at the end of the third and fourth fiscal quarters this year. Quarterly principal payments increase to $1,200,000 in fiscal 2003, $1,500,000 in fiscal 2004 and $1,800,000 in 2005. A final principal payment of $3,650,000 is due at the end of the first fiscal quarter of 2006.

Alpha's  Working  Capital Has Declined  Since  October 28, 2001,
Excluding  the Effect of Classifying Long Term Debt as Current at October 28,
2001

         Working capital on January 27, 2002 was $4,952,000 compared to $(18,117,000) on October 28, 2001. Working capital on October 28, 2001 excluding $25,850,000 of long term debt which was classified as a current obligation due to the Company not being in compliance with certain financial covenants was $7,733,000. Decreases in cash and accounts receivable were partially offset by decreases in accounts payable, accrued compensation and related benefits, and other accrued liabilities. Cash generated from operations and borrowings were used partially to pay down long term debt, which had the effect of reducing working capital.

Alpha is Evaluating Whether Any of its Goodwill is Impaired;
A Significant Writedown of Our Goodwill Will Have a
Material Adverse Effect on Our Statement of Operations

         Alpha's goodwill is $28.6 million, or 37% of total assets. Most of the goodwill represents the excess of the purchase price for NNE over NNE's book value at the time it was acquired. Under SFAS No.142, adopted in June 2001, Alpha is required to evaluate its goodwill to see the amount, if any, that is impaired. If we determine that any of our goodwill is impaired, we will be required to write it off, which will result in a dollar-for-dollar decrease in income and stockholder equity.

The Decline in Revenues has Negatively Effected
Our Working Capital and Banking Relationship

         The decline in sales has resulted in a decline in working capital, which was $4,952,000 as of January 27, 2002. In addition, the sales decline caused Alpha to be out of compliance with covenants in our Credit Agreement related to EBITDA and debt service coverage ratios. The Lenders waived such non-compliance and amended subsequent covenants. We are currently in compliance with all financial covenants contained in the Credit Agreement. Management believes that, at current sales levels, Alpha will be able to meet such future covenants.

Our Revolving Credit Agreement is Limited to
$5 Million and Expires on June 30, 2003

         Pursuant to the amendment to our Credit Agreement, the maximum amount that can be outstanding was reduced from $15 million to $5 million, and are subject to a borrowing base equal to 60% of our accounts receivable. As of April 28, 2002, $3,000,000 was outstanding under the revolving credit facility and $28,150,000 was outstanding under the Term Loan. If demand for our products increased, the limit on borrowing may adversely impact our ability to finance increased working capital needs. In addition, because all of our assets are pledged to the Lenders to secure all amounts due under the Term Loan as well as the revolving credit facility, we may not be able to obtain new or additional working capital financing.

There is Significant Competition in Alpha's Businesses

         Supplying components for use in electronic products is highly competitive. Competition is based on many factors, including product quality and reliability, timely delivery, price and ability to develop customer-specific products solutions to thermal management. Many companies offer products and services similar to those offered by Alpha. Alpha's principal competitor is Aavid Thermal Technologies, Inc. There can be no assurance that competitors will not develop products that are superior to Alpha's products. Further, there can be no assurance that Alpha will not experience additional price competition, and that such competition may not adversely affect Alpha's position and results of operations.

Alpha is Dependent Upon Key Members of Management

         The success of Alpha is largely dependent on the efforts of Lawrence Butler, Chairman and Chief Executive Officer and Robert Streiter, President and Chief Operating Officer of Alpha. The loss of their services could have a material adverse effect on Alpha's business and prospects. Alpha entered into employment agreements with Lawrence Butler and with Robert Streiter. We have a key man life insurance policy on the life of Robert Streiter for $10,000,000.

For the Fiscal Year Ended October 28, 2001,
We Derived 10.1% of our Revenues From One Customer

         Harman International, Inc. ("Harman") accounted for 10.1% of our net revenues. In April 2002, we entered into a new supply agreement (the "Harman Agreement") with Harman which lasts until June 30, 2004. Under that Agreement, Harman agreed to purchase certain heat sinks exclusively from Alpha at prices in effect since February 2002. Those prices decline by 2% on July 1, 2002 and 2003. The prices are also subject to change based upon the change in the price of aluminum. Harman did not agree to purchase any specified minimum amount of products from us and there can be no assurance that sales to Harman will approximate or exceed sales to Harman in prior years.

Certain of Alpha's Customers Require the Company to Meet Rigid Quality Control Standards

         Alpha's products are incorporated into high technology products manufactured by original equipment manufacturers ("OEMs") and, accordingly, must meet exacting specifications. A substantial portion of Alpha's OEM customers require Alpha to qualify as an approved supplier. In order to so qualify, Alpha must satisfy stringent quality control standards and undergo intensive in-plant inspections of its manufacturing processes, equipment and quality control systems. There can be no assurance that Alpha will be able to meet future customer quality requirements.

The Company's Products are Subject to Technological Changes from Time to Time

         The markets for Alpha's products are characterized by technological advances, changes in customer requirements, product introductions and evolving industry standards. Alpha believes that its future success will depend, in part, on its ability to continue to develop and market products and product enhancements cost-effectively, which will require continued expenditures for product engineering, sales and marketing. There can be no assurance that Alpha will be able to modify its products to meet its customers' needs or that its markets will accept Alpha's product offerings.

Raw Materials Represent a Significant Cost of the
Company's Products and are Subject to Price Fluctuations that Cannot Always be Passed onto Customers

         The principal raw material used in thermal management products is aluminum. Raw materials represent a significant portion of the cost of Alpha's products. Prices for raw materials are based upon market prices at the time of purchase. Historically, the price of aluminum has experienced substantial volatility. Although thermal management products are generally shipped within 60 days following the order date, increases in raw materials prices cannot always be reflected in product sales prices. All raw materials are readily available from multiple suppliers at competitive prices. Alpha does not believe its risk in respect to raw materials price volatility is significant since the raw materials for an order are usually purchased within a short period of time after the order is accepted.

Our Credit Agreement Limits the Amount of
Capital Expenditures Alpha Can Make

         The recent amendments to the Credit Agreement prohibits us from making capital expenditures in excess of $500,000 for fiscal 2002, $700,000 for fiscal 2003 and $1,000,000 for each fiscal year thereafter. Based on the current level of our business we do not believe such restriction will have a material adverse effect on our business. Moreover, we believe that we have sufficient machinery, equipment and facilities to accommodate any reasonably foreseeable growth over the next two or three years.

The Company's Manufacturing Operations are Subject to Environmental Regulations

         Alpha's manufacturing operations are subject to environmental laws and regulations which govern waste water discharges, air emissions and the handling and disposal of solid and hazardous wastes and the remediation of the contamination associated with the disposal of such wastes.

Members of Management and Certain Directors
Beneficially Own a Substantial Portion of the Company's Common Stock and May Be in a Position to Determine the Outcome of Corporate Elections

         Members of Management and the Board of Directors, individually and through partnerships controlled by certain members of Management and the Board, on a fully diluted basis beneficially own 40% of the currently outstanding shares of Common Stock. By virtue of such ownership and their positions with Alpha, Marshall D. Butler and Lawrence Butler may have the practical ability to determine the election of all directors and control the outcome of substantially all matters submitted to Alpha's stockholders. Such concentration of ownership could have the effect of making it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Alpha.

As a Delaware Corporation, There are Potential Obstacles to a Takeover Not Approved by the Board of Directors

         Certain provisions of the Delaware law could delay, impede or make more difficult a merger, tender offer or proxy contest involving Alpha, even if such events could be beneficial to the interests of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of preferred stock can be issued by the Board of Directors without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Moreover, although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of Alpha.

                       No Proceeds From Offering to Alpha

         If the Warrants dated January 28, 2002 and March 2, 2002 are exercised in full, Alpha will receive $248,232 which it will use for working capital. Alpha will receive no part of the proceeds from the sale of any of the shares of Common Stock by the Selling Stockholders.

                  Selling Stockholders and Plan of Distribution

         The Shares offered hereby will be acquired by the Selling Stockholders pursuant to the exercise of the Warrants dated January 28, 2002 and March 4, 2002 issued to the Selling Stockholders. As of the date of this Prospectus, the Warrants have not been exercised. Each of the Selling Stockholders is a Lender to Alpha pursuant to the Credit Agreement dated December 26, 2000, as amended by an Amendment dated January 28, 2002 and a Second Amendment dated March 4, 2002. The Warrants were issued to the Selling Stockholders pursuant to the Amendments.

         The following table sets forth the name of each Selling Stockholder, the amount of Alpha's Common Stock beneficially owned by such Selling Stockholder as of April 2, 2002 based upon the number of shares of Common Stock which each Selling Stockholder may acquire upon exercise of the Warrants issued to each Selling Stockholder, the number of shares to be offered by such person and the number of shares of outstanding Common Stock owned by such Selling Stockholder assuming the sale of all Shares offered hereby:

                                 No. of Shares         No. of
                                 Owned                 Shares       Amount to be
                                 Beneficially         Offered       Owned After
Name                             Prior to Offering     Hereby       Offering
----                             -----------------     ------       --------

Union Bank of California, NA         40,000            40,000          -0-

U.S. Bank National                   17,499            17,499          -0-
Association
Manufacturers Bank                   16,002            16,002          -0-
IBM Credit Corporation               17,499            17,499          -0-
California Bank & Trust              19,000            19,000          -0-


         The Shares may be sold from time to time by the Selling Stockholders, or by transferees or other successors in interest. Such sales may be made on the NASDAQ National Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Brokers or dealers engaged by Selling Stockholders will receive commissions or discounts in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers and certain of the Selling Stockholders (Union Bank of California, N.A., U.S. Bank National Association and California Bank and Trust, each of whom is affiliated with a broker dealer) may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                          Description of Capital Stock

Common Stock

         The authorized capital stock of Alpha includes 17,000,000 shares of Common stock, par value $.03 per share, and 180,000 shares of Preferred Stock, par value $100 per share. Holders of Common Stock have no preemptive rights. As of April 2, 2002, there were 7,110,336 shares of Common Stock outstanding. The outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Alpha out of any funds legally available to Alpha for that purpose.

         Holders of Common stock are entitled to one vote per share held of record with respect to all matters submitted to a vote of the stockholders. There is no cumulative voting for the election of directors, who are elected annually to one-year terms. Directors are elected by a plurality; all other matters require the affirmative vote of a majority of the votes cast at the meeting.

Preferred Stock

         Alpha is authorized to issue 180,000 shares of Preferred Stock, par value $100 per share, and to establish and issue shares of Preferred Stock in series and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, options, conversion rights and other special rights of each series of Preferred Stock. As of the date of this Prospectus no shares of Preferred Stock were issued and outstanding.

Certain Provisions of Delaware Law

         Alpha is subject to Section 203 of Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder.

                                  Legal Matters

         The validity of the authorization and issuance of the securities offered hereby are being passed upon for Company by Shapiro Forman Allen & Miller LLP, 380 Madison Avenue, New York, New York 10017.

                                     Experts

         The financial statements incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent accountants as set forth in their report with respect thereto, and are included herein upon the authority of said firm as experts in auditing and accounting in giving said report.

                  Indemnification of Directors and Officers --
             Disclosure of Commission's Position On Indemnification

         Under provisions of Alpha's Certificate of Incorporation, any person made a party to any lawsuit by reason of being a director or officer of Alpha, or any parent or subsidiary thereof, may be identified by Alpha to the full extent authorized by the General Corporation Law of the State of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Alpha pursuant to the foregoing provisions, Alpha has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     Part II

                   Information Not Required in the Prospectus

Item 14.  Other Expenses of Issuance and Distribution.



SEC Registration Fee................................                 $30.00
Legal fees and expenses.............................              10,000.00
Accounting fees and expenses........................                 500.00
                                                               ------------
         TOTAL......................................             $10,530.00


The foregoing, except for the Securities and Exchange Commission registration fee are estimates.

Item 15.  Indemnification of Directors and Officers

         Section 145(a) of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Alpha's certification of incorporation, as amended and restated, provides:

                  The  Corporation  shall,  to the fullest  extent  permitted by
                  Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section.

         Alpha has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law.

Item 16.  Exhibits.



Exhibit No.                 Description
-----------                 -----------

    4.1          Form of Warrant.
    5            Opinion of Shapiro Forman Allen & Miller LLP.
   23.1          Consent of Grant Thornton, LLP.
   23.2          Consent of Shapiro Forman Allen & Miller LLP.*
   24.1          Power of Attorney - included on signature page.

         * Contained in Exhibit 5.

Item 17.  Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D.       The undersigned registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424
(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Los Angeles, California on June 5, 2002.

                                 Alpha Technologies Group, Inc.



                                 By: /s/ Lawrence Butler
                                    --------------------------------------------
                                     Lawrence Butler
                                     Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                       Date

/s/ Lawrence Butler            Chairman, Chief Executive Officer                        June 5,  2002
-------------------            and Director (Principal Executive
Lawrence Butler                Officer)


/s/ Robert C. Streiter*        Chief Operating Officer, President                       June 5,  2002
----------------------         and Director
Robert C. Streiter


/s/ James Polakiewicz          Chief Financial Officer                                  June 5,  2002
---------------------          (Principal Financial and
James Polakiewicz              Accounting Officer)



/s/ Marshall D. Butler*        Director                                                 June 5,  2002
----------------------
Marshall D. Butler


/s/ Richard E. Gormley*        Director                                                 June 5,  2002
----------------------
Richard E. Gormley


/s/ Donald K. Grierson*        Director                                                 June 5,  2002
----------------------
Donald K. Grierson


-----------------------
Frederic A. Heim               Director


*By:  /s/ Lawrence Butler
      ---------------------------------
      Lawrence Butler, attorney-in-fact

                                  Exhibit Index




Exhibit No.       Description                                        Page
-----------       -----------                                        ----
     4.1          Form of Warrant.*
     5            Opinion of Shapiro Forman Allen & Miller LLP*
    23.1          Consent of Grant Thornton, LLP**
    23.2          Consent of Shapiro Forman Allen & Miller LLP*, ***
    24.1          Power of Attorney*

----------------
     *     Previously filed.
    **     Filed herewith.
   ***     Contained in Exhibit 5.